FROM:      First South Africa Corp. Ltd.
           2665 South Bayshore Drive
           Coconut Grove, FL 33133
           www.firstsouthafrica.com

           Contact: Rebecca Freeman (305) 857-5009


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                                                           FOR IMMEDIATE RELEASE

FIRST SOUTH AFRICA CORP., LTD., ANNOUNCES PLACEMENT OF $15 MILLION INCREASING RATE SENIOR SUBORDINATED CONVERTIBLE DEBENTURES

Coconut Grove, FL, October 31, 1997 -- First South Africa Corp., Ltd. (Nasdaq-FSACF) today announced that it closed a $15 million private placement of four year increasing rate senior subordinated convertible debentures paying interest of 4% per annum for the year ending October 31, 1998, 4.5% per annum for the two years ending October 31, 2000, and 5% per annum for the year ended October 31, 2001, such interest being payable on a quarterly basis. The conversion price is $9.50 per share (subject to adjustment in certain event) and the debentures are redeemable after one year if First South Africa's common stock trades at more than $14.25 per share (subject to adjustment in certain event). The redemption value of the debenture is 122.25% of the principal amount.

First South Africa has indicated that it intends to utilize the proceeds of this offering primarily for additional acquisitions.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (OTHER THAN DISTRIBUTORS) UNLESS THE SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.